ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-184605
November 13, 2012

MarkWest Energy Partners, L.P.

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated November 12, 2012 together with the prospectus dated October 26, 2012 relating to these securities.

Issuer	MarkWest Energy Partners, L.P. (NYSE: MWE)

Offering Size:	8,500,000 common units representing limited partner interests

Offering Price:	$46.50 per common unit

Option to purchase additional units:	1,275,000 additional common units offered by the issuer (30 days)

Proceeds, net of underwriting discounts, commissions and offering expenses:	Approximately $380,160,000 (excluding option to purchase additional common units) or approximately $437,229,000 (including exercise of option to purchase additional common units)

Trade Date:	November 14, 2012

Settlement Date:	November 19, 2012

CUSIP:	570759100

Underwriters:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Stabilizing Transactions:

Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on November 13, 2012, one of the underwriters purchased, on behalf of the syndicate, 75,917 common units at an average price of $46.50 per unit in stabilizing transactions.

Additional Information:

MarkWest Energy Partners, L.P. has filed registration statements (each including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectuses in such registration statements and other documents the issuer has filed with the SEC for more complete information about MarkWest Energy Partners, L.P.

and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, a copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from the following addresses:  Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717; by email at batprospectusdept@citi.com, or Toll-Free: (800) 831-9146; BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, 7th Floor, New York, NY 10038; by email at dg.prospectus_requests@baml.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717; by email at barclaysprospectus@broadridge.com, or Toll-Free: (888) 603-5847; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282; by email at prospectus-ny@ny.email.gs.com, or Toll-Free: (866) 471-2526; Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; by email: prospectus@morganstanley.com, or Toll-Free: (866) 718-1649; UBS Investment Bank, Attention: Prospectus Dept., 299 Park Avenue, New York, NY 10171;  Toll-Free: (877) 827-6444, ext. 561 3884; Wells Fargo Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152; by email: cmclientsupport@wellsfargo.com, or Toll-Free (800) 326-5897; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717; Toll-Free: (866) 803-9204; or RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-8098; by email at CM-USA-Prospectus@rbc.com, or Toll-Free: 877-280-1299.

NOTE ABOUT NON-CITIZEN ASSIGNEES:

If MarkWest Energy Partners, L.P.’s general partner reasonably determines at any time that a holder’s nationality, citizenship or other related status creates a substantial risk of cancellation or forfeiture of any property in which MarkWest Energy Partners, L.P. has an interest, then such holder’s common units may be subject to redemption, or such holder’s rights to direct the voting of their units and to receive distributions may be restricted. Prospective investors should read the MarkWest Energy Partners, L.P. prospectus supplement and accompanying prospectus for further information.